CUSIP No. 171757107	13G	Exhibit 99.1

AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of Common Stock of Cidara Therapeutics, Inc.

Dated: February 12, 2021

OMEGA FUND V, L.P.

BY:	Omega Fund V GP, L.P.
ITS:	GENERAL PARTNER

BY:	Omega Fund V GP Manager, Ltd.
ITS:	GENERAL PARTNER

By:	/s/ * Deirdre A. Cunnane, as Attorney-in-Fact
Director

OMEGA FUND V GP, L.P.

BY:	Omega Fund V GP Manager, Ltd.
ITS:	GENERAL PARTNER

By:	/s/ * Deirdre A. Cunnane, as Attorney-in-Fact
Director

OMEGA FUND V GP MANAGER, LTD.

By:	/s/ * Deirdre A. Cunnane, as Attorney-in-Fact
Director

/s/ * Deirdre A. Cunnane, as Attorney-in-Fact Claudio Nessi

/s/ * Deirdre A. Cunnane, as Attorney-in-Fact Otello Stampacchia

/s/ * Deirdre A. Cunnane, as Attorney-in-Fact Anne-Mari Paster